Exhibit 99.1

MEMSIC Reports Record Sales of $18.4 Million;
Reaches EBITDA Positive in 3Q 2011

ANDOVER, Mass., Nov. 8, 2011 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS sensing solution provider, today announced financial results for the third quarter ended September 30, 2011.

•	Revenues rose to $18.4 million from $10.8 million in the third quarter of 2010.
•	Gross margin was 33.8% compared to 37.8% in the 2010 quarter.
•	Operating expenses, including R&D expense of $2.2 million, totaled $7.3 million compared to $6.4 million in the 2010 period.
•
GAAP net loss was $0.4 million, or $0.02 per diluted share, compared to net loss of $1.9 million, or $0.08 per diluted share, in the 2010 quarter. This includes stock-based compensation of $0.5 million in the 2011 period and $0.4 million in the 2010 period.

•	EBITDA was $0.9 million, compared to ($1.0) million in the 2010 quarter.

“MEMSIC delivered the highest sales in our company’s history,” said Chairman, President and CEO Dr. Yang Zhao.  “The 69% quarter-over-quarter increase reflects the continued success of our magnetic sensor in the smartphone market and strong sales in the automotive market, which increased by 29% over last year’s period.

“On a sequential basis, our gross margin improved from last quarter’s level of 32.5%, reflecting our focused effort on margin improvement through technology innovation and manufacturing cost reduction.  We are especially pleased to have reached EBITDA positive this quarter.

"While we are continuing our drive to secure more design wins with global customers in the growing mobile phone market, we continue to focus on margin improvement and market diversification by leveraging MEMSIC's established MEMS component and integrated system technology infrastructure. I believe that MEMSIC will improve gross margin through continuous product development aimed at industrial and other markets.”

Recent Highlights

•
MEMSIC introduced our MXC6226XC two-axis digital accelerometer, the world’s smallest and the first wafer level packaged CMOS monolithic accelerometer. It is the most robust MEMS accelerometer that enables enhanced functionality for cost-sensitive motion sensing applications.

•
MEMSIC transferred its system solution product manufacturing to its newly completed building in Wuxi in August 2011.  With a total space of 14,500 square meters, the new building will facilitate the production and research and development of our wireless network and inertial products.

Outlook
•	Revenue is expected to be between $17 million and $19 million for the fourth quarter of 2011.
•	GAAP net loss, including stock-based compensation of $0.5 million, is expected to be in the range of $0.02 to $0.04 per share for the fourth quarter of 2011.
•	Average diluted share count for the 2011 fourth quarter is estimated to be approximately 24 million.

Conference Call
Management will hold a conference call and webcast at 8:30 a.m. EST on Tuesday, November 8, 2011 to review and discuss the Company's results.

What:	MEMSIC 3Q 2011 financial results conference call and webcast

When:	Tuesday, November 8, 2011

Time:	8:30 a.m. EST

Live Call:	(877) 291-1367, domestic

(914) 495-8534, international

Replay:	(855) 859-2056, pass code 19319526, domestic

(404) 537-3406, pass code 19319526, international

Webcast:	http://investor.memsic.com (live and replay)
About Non-GAAP Financial Information
EBITDA is a measure used by management to evaluate the Company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement that also includes, among other items, changes in working capital and the effect of non-cash charges). The Company defines EBITDA as net income, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the comparative evaluation of companies. Because not all companies use identical calculations, the company's presentation of EBITDA and EBITDA per share may not be comparable to similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA to GAAP net income as an exhibit to this release.

About MEMSIC, Inc.
MEMSIC, Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensors and multi-sensor system solutions based on micro-electromechanical systems (MEMS) technology and sophisticated integration technologies in both the IC level and module level. MEMSIC's unique and proprietary approach combines leading-edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost-effective solutions for the mobile phone, automotive, consumer, industrial, and general aviation markets. The company shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

Safe Harbor Statement
Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements for reasons identified under the heading "Risk Factors" in the company's most recent annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Source:  MEMSIC, Inc.

Company Contact: Patricia Niu MEMSIC, Inc. Chief Financial Officer 978-738-0900	Investor Contact: Harriet Fried/ Jody Burfening Lippert Heilshorn & Associates (212) 838-3777 ir@memsic.com

MEMSIC, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$52,526,619	$55,694,205
Restricted cash	3,783,441	2,928,933
Short-term investments	1,414,008	-
Accounts receivable, net of allowance for doubtful accounts of $6,441 as of September 30, 2011 and December 31, 2010	7,387,858	3,664,444
Inventories	9,528,049	8,923,127
Other assets	2,564,794	2,537,445
Total current assets	77,204,769	73,748,154

Property and equipment, net	30,743,881	22,015,502
Long-term investments	4,620,000	5,020,000
Goodwill	5,047,953	4,919,513
Intangible assets, net	11,276,779	11,894,328
Other assets	9,844	67,599
Total assets	$128,903,226	$117,665,096

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,931,325	$4,563,420
Accrued expenses	2,717,747	2,969,839
Advance research funding	3,783,441	2,928,933
Current portion of long-term debt	500,000	-
Total current liabilities	14,932,513	10,462,192

Note payable to bank	17,430,000	17,930,000
Building liability	7,996,237	-
Deferred rent	132,457	90,036
Total other liabilities	25,558,694	18,020,036

Stockholders’ equity:

Common stock, $0.00001 par value; authorized, 45,000,000 shares; 23,983,813 and 23,810,613 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	240	238

Additional paid-in capital	100,930,240	99,615,378
Accumulated other comprehensive income	3,775,636	3,029,372
Accumulated deficit	(16,628,813)	(13,823,565)
MEMSIC, Inc. stockholders' equity	88,077,303	88,821,423

Non-controlling interest related to joint venture in Japan	334,716	361,445
Total stockholders' equity	88,412,019	89,182,868

Total liabilities and stockholders’ equity	$128,903,226	$117,665,096

MEMSIC, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$18,357,300	$10,844,719	$46,684,854	$27,212,338
Cost of goods sold	12,155,533	6,751,194	30,543,197	16,584,892
Gross profit	6,201,767	4,093,525	16,141,657	10,627,446

Operating expenses:
Research and development	2,200,240	2,377,649	6,610,213	6,386,394
Sales and marketing	1,881,240	1,376,893	4,875,893	3,557,223
General and administrative	2,799,433	2,212,399	7,573,663	6,525,484
Amortization expense	403,835	406,561	1,212,001	1,146,844
Total operating expenses	7,284,748	6,373,502	20,271,770	17,615,945

Operating loss	(1,082,981)	(2,279,977)	(4,130,113)	(6,988,499)

Other income:
Interest and dividend income	153,227	99,026	335,082	319,803
Foreign exchange gain	328,639	305,732	848,114	359,809
Other, net	323,587	19,342	406,007	70,552
Total other income	805,453	424,100	1,589,203	750,164

Loss before income taxes	(277,528)	(1,855,877)	(2,540,910)	(6,238,335)
Provision for (benefit from) income taxes	58,343	36,392	172,653	(79,102)
Net loss	(335,871)	(1,892,269)	(2,713,563)	(6,159,233)

Less: net income (loss) attributable to non-controlling interest	32,895	39,004	91,685	66,093
Net loss attributable to MEMSIC, Inc.	$(368,766)	$(1,931,273)	$(2,805,248)	$(6,225,326)

Net loss per common share to MEMSIC, Inc.:
Basic	$(0.02)	$(0.08)	$(0.12)	$(0.26)
Diluted	$(0.02)	$(0.08)	$(0.12)	$(0.26)

Weighted average shares outstanding used in calculating net loss per common share:
Basic	23,825,134	23,805,072	23,822,587	23,802,357
Diluted	23,825,134	23,805,072	23,822,587	23,802,357

MEMSIC, Inc.

Reconciliation of Net Loss to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net loss	$(368,766)	$(1,931,273)	$(2,805,248)	$(6,225,326)
Interest (income) expense, net	(153,227)	(99,026)	(335,082)	(319,803)
Income tax expense (benefit)	58,343	36,392	172,653	(79,102)
Depreciation and amortization	1,378,401	1,002,616	3,533,403	2,822,667
EBITDA	$914,751	$(991,291)	$565,726	$(3,801,564)